Exhibit 99.4

Q1 2016 Earnings Prepared Comments
Chuck Kyrish, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation first quarter 2016 financial results recording. The date of this recording is April 18, 2016. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Chuck Kyrish, Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Senior Vice President and Chief Financial Officer.
The Celanese Corporation first quarter 2016 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section. The slides referenced during this recording are also posted on our website. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release, presentation and non-GAAP reconciliations are being furnished to the SEC in a Current Report on Form 8-K.
Mark Rohr will provide some recent highlights, review our consolidated first quarter results, and update our outlook for the remainder of 2016. Chris Jensen will then comment on our cash flow and taxes. I'd now like to turn it over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks Chuck, and I'd like to welcome everyone listening in today.
I'll begin by reviewing our consolidated results. For the quarter we generated adjusted earnings per share of $1.83, the highest quarterly performance in our history and an increase of 6 percent over the prior year. Segment Income totaled $358 million, also setting a quarterly record, 2 percent higher than the prior year, and 40 percent higher sequentially, driven by record performance in our base Materials Solutions business and resilient performance across the Acetyl Chain while facing a very difficult China market. Adjusted EBIT margin was a record at 25.5 percent, an increase of 140 basis points year over year, and 630 basis points sequentially, broad based productivity efforts combined with strong business performance in Acetyls and record performance in Materials Solutions drove this margin improvement. Our earnings also translated into well over $200 million of free cash flow. Chris will elaborate more on cash flow in a few minutes.
Moving to the cores, Materials Solutions generated record core income of $226 million and expanded its margin by 360 basis points year over year to 38.0 percent, its highest performance ever. The base Engineered Materials business adjusted EBIT was $89 million, an increase of 46 percent year over year. The power of this commercial model was evident in the quarter as we grew volumes while also expanding margin. Volumes grew 5 percent versus the prior year across multiple end use applications as we lever our broad and growing polymer and compounded products portfolios. Our commercial teams were able to hold prices relatively consistent despite competitive pressures and declining raw materials, which is a reflection of the work we do to provide differentiated value to our customers. We also continued to build momentum in our opportunity pipeline, launching over 300 new projects in the quarter as we worked closely with our customers to develop innovative solutions addressing their critical needs.
I'd like to now share a few examples of this work and some success stories from the quarter that highlight one of many exciting areas for us -- that is the use of our compounding capability to enable plastics to be thermally conductive. In one instance, we replaced a metal matrix composite in an industrial printer head. Our customer needed the dimensional stability and thermal conductivity of the composite but desired the economics and design freedom of injection moldable plastics.  Our team was able to provide a solution in which the material matched the thermal expansion and heat transfer characteristics of the composite. We achieved this using compounding capability that came to us through an acquisition, CoolPoly.
A similar story in the quarter involved thermal management within RAM drives. We worked with the requirements of a large manufacturer of laptop RAM drives, and developed an injection moldable, thermally conductive elastomer that dissipated heat buildup in the drive and created a path to actually remove the heat out of the system.  The material that we developed also provided enhanced shock and vibration protection for the drive. Our compounding capability and our ability to understand and solve customer problems, continues to generate new ideas for us.
In a separate product area, we won in 5 places this quarter with our ability to compound and enable camera related applications in mobile phones.  The customers are major household names in the mobile industry, and each had a unique requirement for their technology. We used our ability to compound in customized functionality for each of these customers and we won. Each case required us to understand customer needs, quickly iterate solutions, and more importantly have the ability to scale up and deliver at the speed required by this industry.
These three examples are representative of how we work every day with our customers to deliver the best overall materials package and application capabilities through what we believe is the best project management system in the industry.
For Advanced Engineered Materials segment income was $120 million for the quarter, up 15 percent over the prior year. The strength of our base business was more than able to offset a decline in Affiliate earnings of $12 million versus the prior year, which was driven primarily by IBN Sina and lower netbacks on MTBE.

In Consumer Specialties, segment income was $106 million, a 15 percent increase over the prior year and volumes increased 17 percent year over year, due to significant destocking in tow in the first quarter of 2015. Pricing was down 9 percent versus prior year due to low industry utilization rates, but the impacts were more than offset through year over year volume recovery, productivity gains and lower raw material and energy costs.
In the Acetyl Chain, core income was $148 million with strong margin performance of 17.6 percent. Core income decreased 11 percent year over year, as the first quarter of 2015 benefited from the initial sharp decline in raw materials and stronger overall demand trends in China versus what we are seeing this year. Benefits from productivity initiatives and lower energy costs partially offset these year over year headwinds during the quarter. Industrial Specialties generated segment income of $33 million in the quarter, an increase of 10 percent year over year, and posted a record adjusted EBIT margin of 13.0 percent. We continue to see strong demand for our emulsion polymers as well as the benefits of recent footprint rationalizations. VAM contributed meaningfully to earnings in the quarter, and I'd like to share a related example that demonstrates the value of our integrated supply network and our commitment to exceptional reliability. As a VAM contract expired in the first quarter, we replaced the volume with upgraded economics. Given our ability to flex production, move product from various regions efficiently and run our assets at high rates successfully, we were able to accelerate and overlap the contracts to capture incremental volume in the quarter. Executing such moves is not easy, particularly in the tight VAM supply market and we work very hard every day to find these types of opportunities and produce differentiated results for our shareholders.
I would like to now discuss our outlook and current thoughts on earnings trajectory for the remainder of the year. We have a major turnaround scheduled at our Engineered Materials plant in Frankfurt, as well as several of our other VAM facilities around the world, and I've also discussed the opportunity that we captured in Acetyls that was specific to the first quarter. These items contribute to headwinds of roughly $0.30 -$0.35 per share versus first quarter.

Let me also share our current view on IBN Sina for the year. With further deterioration in netbacks on MTBE, we now expect affiliate earnings from IBN Sina to be lower year over year by $50 million in 2016, which is $20 million worse than we expected in January, or about $0.10 per share over the rest of the year.
Looking further ahead into the second half of the year, the global macroeconomic environment remains a bit challenged. Industrial demand in China, which directly impacts the Acetyl Chain, is sluggish and while there are some signs that things are improving it's hard to see how the weak demand and dramatic over-capacity will resolve itself. We also expect underlying growth in Europe and the US to be modest throughout this year. All that just means that our success will be dictated by our ability to identify opportunities, execute efficiently, maintain our commercial discipline and drive the heck out of productivity. We've been doing that well over the last several years and I expect we'll continue to be able to so through the back half of this year.
When we consider all of these factors, and the strategies there are in place, we have line of sight to increase our adjusted earnings per share growth forecast to about 8-10% in 2016. But as I said earlier, to achieve the high end of this range, we will need some level of economic recovery in the second half to help us overcome a good bit of our 4th quarter seasonality.
With that, I'll now turn it over to Chris.

Chris Jensen, Celanese Corporation, Chief Financial Officer
Thanks Mark.
In the first quarter, we continued our pace of strong cash generation. Our free cash flow was $217 million, a first quarter record, fueled by strong earnings and disciplined capital spending. Capex was $70 million for the quarter, and we expect to spend $250-$300 million in capex for the year. We remain on track to grow our free cash flow year over year in 2016, and to achieve our three-year free cash flow target of $2.5 billion.
Let me talk a bit about the balance sheet. You'll recall that we drew our revolver in late 2015 to bridge $420 million of share repurchases. In the first quarter, we repaid those borrowings and freed up our revolver capacity. Today, our balance sheet stands in a great position to execute our acquisition and capital deployment plans. We have $1 billion remaining on our share repurchase authorization which we intend to execute by the end of 2017; but you can expect around half of that to be done this year.
On taxes for the quarter, the effective US GAAP tax rate was 19 percent versus 24 percent in the prior year. The tax rate for adjusted EPS was 17 percent, versus 18 percent in the prior year quarter. The decline in these rates was primarily due to the geographic mix of earnings.
I also wanted to briefly cover Other Activities, which was an expense of $16 million this quarter. This is lower than what we should average for the rest of the year. As you know, several expense items hit in Other Activities such as corporate functional spend, residual foreign exchange impacts and various accruals, which can vary from quarter to quarter. I would expect Other Activities to run somewhere around $20-25 million per quarter for the remainder of the year.
This concludes our prepared remarks and we look forward to discussing our results with you on our Earnings call Tuesday morning. Thank you.

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